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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported)  March 1, 2000
                             ---------------------




                      GE Financial Assurance Holdings, Inc.
                      -------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                         0-23375                 54-1829180
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(State or other jurisdiction    (Commission           (IRS Employer
  of incorporation)              File Number)            Identification No.)


6604 West Broad Street, Richmond, Virginia                      23230
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(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code        (804) 281-6000
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                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)
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Item 2. Acquisition or Disposition of Assets

On March 1, 2000, the insurance policies and related assets of Toho Mutual Life Insurance Company (Toho) were transferred to GE Edison Life Insurance Company (GE Edison), a subsidiary of GE Financial Assurance Holdings, Inc. (the Company), a Delaware corporation and wholly-owned, indirect subsidiary of General Electric Company.

In June 1999, Japan's Financial Supervisory Agency (FSA) issued a partial business suspension order to Toho, a Japenese insurer which was deemed insolvent, in accordance with the Japanese Insurance Business Law (IBL). In connection with such suspension order, the FSA appointed two independent individuals from the Japanese insurance industry and the Life Insurance Association of Japan as administrators of Toho (collectively, the Administrator). In accordance with the IBL, the Administrator determined that a comprehensive transfer of Toho's insurance contracts to a rescuing company was in the best interests of the Toho policyholders. In conjunction with the comprehensive transfer, the Administrator restructured Toho's in-force insurance contacts and investment portfolio. The restructured insurance contracts have surrender charges, reduced benefits and lower policy guarantees. Restructured assets, including a pre-determined statutory goodwill amount (representing the anticipated statutory profits within the restructured insurance policies), equal to the restructured policy reserves are also to be transferred to the rescuing company. After a period of negotiation, GE Edison was selected as the rescuing company and it entered into an agreement with Toho on December 22, 1999 (the Agreement), pursuant to which Toho transferred its restructured insurance contracts and assets to GE Edison when the transaction closed on March 1, 2000.

Under the terms of the Agreement, Japan's Policyholder Protection Corporation contributed approximately $3.6 billion to GE Edison as part of the transfer of the restructured policies. Total cash and invested assets acquired by GE Edison pursuant to the comprehensive transfer approximated $20.5 billion, and restructured insurance contracts and other liabilities assumed approximated $22.7 billion. The Company expects to infuse approximately $600 million of capital into GE Edison to support strong solvency margins and claims paying ratings. The Company anticipates funding the capital infusion through the issuance of commercial paper.

As previously disclosed in the Company's 1998 Annual Report on Form 10-K, the Company and Toho jointly capitalized GE Edison in March 1998. At the time, GE Edison acquired the operating infrastructure and certain tangible assets of Toho. With the former Toho infrastructure, GE Edison commenced origination and underwriting of all new business activity. The then-existing Toho business remained with Toho with the exception of certain term life insurance business ceded to GE Edison. GE Edison also entered into an agreement with Toho to cede a portion of the new life insurance business issued by GE Edison to Toho under a modified coinsurance arrangement. As a result of the March 1, 2000 comprehensive transfer, the Company now indirectly owns 100% of GE Edison.

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial statements of business acquired.

          The Regisrant has concluded that the assumption of policy liabilities and the acquisition of assets is not an acquisition of a business that has continuity both before and after the comprehensive transfer and therefore Toho historical financial statements would not be relevant to security holders of the Registrant and their understanding of future operations. The Registrant will file a statement of liabilities assumed and assets acquired by amendment to this Current Report on Form 8-K.

(b)  Pro forma financial information.

          The liabilities assumed and assets acquired as part of the comprehensive transfer will be reflected in the Registrant's March 31, 2000 consolidated balance sheet in its Quarterly Report on Form 10-Q for the quarter ending March 31, 2000.

(c) Exhibits.

          2.1      AGREEMENT ON THE TRANSFER OF INSURANCE CONTRACTS, ETC.

               (English translation of the agreement executed on December 22, 1999 by and between Toho Mutual Life Insurance Company and GE Edison Life Insurance Company).

          The Registrant agrees to furnish supplementally to the Securities and Exchange Commission, upon request, copies of any schedules and exhibits to the foregoing exhibit that are not filed herewith in accordance with Item 601(b)(2) of Regulation S-K.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                            GE Financial Assurance Holdings, Inc.
                            -------------------------------------
                                           (Registrant)


Date:    March 16, 2000     By: /s/  Thomas W. Casey
                               ----------------------
                               Thomas W. Casey
                               Senior Vice President and Chief Financial Officer (Principal Financial Officer)


Date:    March 16, 2000     By: /s/  Richard G. Fucci
                                -----------------------
                                Richard G. Fucci
                                Vice President and Controller
                                (Principal Accounting Officer)

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